[Chase Logo]
SERVICER COMPLIANCE STATEMENT
RE: J.P. Morgan Mortgage Trust 2007-Al Mortgage Pass-Through Certificates: This Pooling and Servicing
Agreement, dated as of January 1, 2007 (the "Agreement"), by and among J.P. Morgan Acceptance Corporation
I, a Delaware corporation, as depositor (the "Depositor"), HSBC Bank USA, National Association, as trustee
(the "Trustee"), and U.S. Bank National Association, in its dual capacities as master servicer (the "Master
Servicer") and securities administrator (the "Securities Administrator"), and acknowledged by J.P.
Morgan Mortgage Acquisition Corp., a Delaware corporation, as seller (the "Seller"), for purposes of Sections
2.04 and 2.05 and JPMorgan Chase Bank, National Association, a national banking association, as custodian (the
"Custodian"), for purposes of Sections 11.01, 11.02, 11.03, 11.06, 11.07, 11.09 and 12.16
The undersigned, a duly authorized officer of JPMorgan Chase Bank, National Association, as servicer (the
"Servicer") pursuant to the J.P. Morgan Mortgage Trust 2007-A1 Mortgage Pass-Through Certificates (The
"Agreement"), does hereby certify that:
(1) A review of the activities of the Servicer during the calendar year ending December 31,
2007 and of the performance of the Servicer under the Agreement has been made under my supervision; and
(2) To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year.
Date: 02/28/2008
JPMorgan Chase Bank, National Association,
a s S e r v i c e r
By: /s/ David Lowman
Name: David Lowman
Title: Executive Vice President